Exhibit 99.1

Hologic to Sell Cynosure Medical Aesthetics Business to Clayton, Dubilier & Rice

— Company Plans Accelerated Share Repurchase Program —

MARLBOROUGH, Mass., November 20, 2019 — Hologic, Inc. (Nasdaq: HOLX) announced today that it has entered into a definitive agreement to sell its Cynosure medical aesthetics business to an affiliate of investment funds managed by Clayton, Dubilier & Rice for a total purchase price of $205 million in cash, subject to certain closing adjustments. Net of these adjustments, Hologic expects net cash proceeds of approximately $138 million.

“Divesting our medical aesthetics business will enable us to focus on what we do best – helping women and their families live healthier lives through early detection of disease,” said Steve MacMillan, the Company’s Chairman, President and Chief Executive Officer. “Since we acquired Cynosure in 2017, it has significantly underperformed our expectations. We believe this transaction will unlock value for Hologic shareholders, and at the same time, provide Cynosure and its employees the best opportunity to succeed in the medical aesthetics marketplace. Moving forward, our business development strategy remains focused on the smaller, tuck-in deals that have been performing well for us and strengthening our core franchises.”

Under the terms of the agreement, approximately 825 employees will transfer with the Cynosure business. The transaction is expected to close around the end of calendar 2019, subject to regulatory approvals and other customary conditions.

Goldman Sachs & Co. LLC is serving as financial adviser to Hologic, while Wachtell, Lipton, Rosen & Katz is acting as legal counsel. UBS has committed to provide debt financing as part of the transaction and is acting as financial advisor to Clayton, Dubilier & Rice. Barclays and Credit Suisse are also acting as financial advisors, and Debevoise & Plimpton LLP is acting as legal counsel to Clayton, Dubilier & Rice.

Share Repurchase

Hologic also announced today that it intends to enter into an accelerated share repurchase (ASR) program to buy back $205 million of the Company’s common stock. The ASR will be completed pursuant to a new $205 million share repurchase authorization that has been approved by Hologic’s board of directors. This is in addition to the Company’s current share repurchase authorization, under which $211 million remained on Sept. 28, 2019.

Financial Impact

Because Hologic began the process of divesting Cynosure before its fiscal year-end, but completed negotiations after releasing its most recent quarterly results, the transaction is expected to result in a significant additional non-cash impairment charge that will be recorded in Hologic’s GAAP results for the fourth quarter of fiscal 2019. The Company expects to record an additional pre-tax impairment charge estimated in the range of $155 million to $185 million in the fourth quarter of fiscal 2019 to reduce the carrying value of the asset group to its fair value. In the first quarter of fiscal 2020, this asset group will meet the criteria for assets held-for sale and will be recorded at fair value less costs to sell, which could result in additional charges.

Going forward, the divestiture is expected to have an immaterial impact on Hologic’s revenue growth rate, while increasing non-GAAP gross and operating margin as a percentage of revenue. In fiscal 2020, the divestiture and the ASR together are forecast to increase Hologic’s diluted EPS by approximately $0.02 on both a GAAP and non-GAAP basis. Hologic expects to provide a full update to its financial guidance for fiscal 2020 when it reports its first-quarter results.

In addition, the loss resulting from the divestiture is expected to contribute to a U.S. cash tax refund of at least $300 million to be received during calendar 2022.

About Hologic, Inc.

Hologic, Inc. is an innovative medical technology company primarily focused on improving women’s health and well-being through early detection and treatment. For more information on Hologic, visit www.hologic.com.

Hologic, The Science of Sure, and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statements

This news release contains forward-looking information that involves risks and uncertainties, including statements about the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation: financial or other information based upon or otherwise incorporating judgments or estimates relating to future performance, events or expectations; the Company’s strategies, positioning, resources, capabilities, and expectations for future performance; tax refunds, estimated purchase price adjustments and cash proceeds; the ASR program, which is subject to the negotiation and execution of a definitive agreement on terms and conditions satisfactory to Hologic; and the Company’s outlook and financial and other guidance. These forward-looking statements are based upon assumptions made by the Company as of this date and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

Risks and uncertainties that could adversely affect the Company’s business and prospects, and otherwise cause actual results to differ materially from those anticipated, include without limitation: risks relating to the Cynosure divestiture, including the occurrence of any event, change or other circumstance that could give rise to the termination of the transaction agreement; the failure of the parties to satisfy conditions to completion of the proposed transaction, including the failure of the parties to obtain required regulatory approvals; the risk that regulatory or other approvals are delayed or subject to terms and conditions that are not anticipated; the risk that the ASR program will not be completed, or implemented on terms and conditions satisfactory to Hologic; the ability of the Company to realize anticipated benefits of future strategic alliances; the risks of conducting business internationally; the risk of adverse exchange rate fluctuations on the Company’s international activities and businesses; the Company’s ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for certain of the Company’s products; the Company’s leverage risks, including the Company’s obligation to meet payment obligations and financial covenants associated with its debt; risks related to the use and protection of intellectual property; expenses, uncertainties and potential liabilities relating to litigation, including, without limitation, commercial, intellectual property, employment and product liability litigation; technical innovations that could render products marketed or under development by the Company obsolete; risks relating to the ASR program, including its potential costs; and competition.

The risks included above are not exhaustive. Other factors that could adversely affect the Company’s business and prospects are described in the filings made by the Company with the SEC. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented herein to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based.

Contact:

Michael Watts

Vice President, Investor Relations and Corporate Communications

(858) 410-8588

michael.watts@hologic.com

Source: Hologic, Inc.